Exhibit 99.1

Esterline Corporation	Tel: 425-453-9400
500 108th Avenue NE	Fax: 425-453-2916
Suite 1500	www.esterline.com
Bellevue, WA 98004	NYSE symbol: ESL

FOR IMMEDIATE RELEASE

Contact:	Brian D. Keogh
425/453-9400

ESTERLINE TECHNOLOGIES LAUNCHES

PRIVATE PLACEMENT OF SENIOR NOTES

BELLEVUE, Wash., February 16, 2007—Esterline Technologies (NYSE: ESL) today announced that it is commencing an offering of $150 million aggregate principal amount of senior notes. Esterline anticipates using the net proceeds of this offering to finance a portion of the acquisition of CMC Electronics Holdings Inc. The issuance of the notes is not contingent upon the consummation of the acquisition of CMC. If the acquisition of CMC is not completed, Esterline expects to use the net proceeds from the offering to reduce outstanding indebtedness and for other general corporate purposes.

The transaction is exempt from the registration requirements of the Securities Act of 1933, as amended. The notes being offered by Esterline have not been and will not be registered under the Securities Act or any state securities laws. Therefore, the notes may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements under the Securities Act and any applicable state securities laws.

This news release does not constitute an offer to sell, or the solicitation of an offer to buy the notes, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Esterline and CMC:

Esterline is a leading world-wide supplier to the aerospace and defense industry specializing in three core areas: Avionics & Controls, Sensors & Systems, and Advanced Materials. CMC is a leading designer/ manufacturer of high-technology electronics products for aviation and global positioning markets.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will,” or the negative of such terms, or other comparable terminology. These forward-looking statements are only predictions based on the current intent and expectations of the management of Esterline, are not guarantees of future performance or actions, and involve risks and uncertainties that are difficult to predict and may cause Esterline’s or its industry’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Esterline’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements due to risks detailed in Esterline’s public filings with the Securities and Exchange Commission.